INTERDIGITAL ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS
New Patent License Agreements Drive 71% Year-Over-Year Increase in
Recurring Revenue in Second Quarter 2014; Company Repurchases $30 Million in Common Stock Since Initiation of New Share Buyback Program

WILMINGTON, DE.—August 7, 2014—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the second quarter ended June 30, 2014.
Second Quarter 2014 Financial Highlights

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Revenue of $194.2 million, a 187% increase compared to $67.7 million in second quarter 2013. This $126.5 million increase was primarily driven by new patent license agreements signed this quarter, which resulted in higher past patent royalties and current patent royalties.

•	Recurring revenue of $74.3 million, consisting of current patent royalties and current technology solutions revenue, an increase of 71% compared to $43.5 million in second quarter 2013.

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Second quarter 2014 operating expenses were $65.9 million, a $10.9 million increase compared to $55.0 million in second quarter 2013. However, the increase was primarily due to performance compensation adjustments related to increased revenue and cash flow resulting from new license agreements, including $6.4 million in compensation-related costs associated with higher accrual rates in second quarter 2014 as compared to very low accrual rates in second quarter 2013. In addition, the company recorded a $7.0 million true-up to increase the beginning period compensation accrual to the current rate. This and other increases were partially offset by a $7.9 million decrease in intellectual property enforcement, primarily due to lower expenses related to the company's USITC proceedings, and related actions, and licensee arbitrations.

•	Net income[1] was $78.9 million, or $1.93 per diluted share, compared to net income of $9.2 million, or $0.22 per diluted share, in second quarter 2013.

•	Ending cash and short-term investments totaled $672.9 million. Net of long-term debt, cash and short-term investments totaled $459.7 million at the end of second quarter 2014.

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In second quarter 2014, the company generated $23.7 million of free cash flow[2] compared to $132.9 million generated in second quarter 2013. This decrease in free cash flow was primarily attributable to significant prepayments received in second quarter 2013 from existing licensees.

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During second quarter 2014, the company repurchased 0.2 million shares for $8.5 million. In addition, from July 1, 2014 through August 6, 2014, the company repurchased an additional 0.5 million shares at a cost of $21.5 million.

“The company’s tremendous results this quarter highlight the strength of our core licensing business, which continues to be a considerable driver of value for shareholders and, with roughly 50% of current worldwide device shipments under license, retains significant opportunity for growth,” said William J. Merritt, President and CEO of InterDigital. “We are also pleased to see the first meaningful contributions from our infrastructure licensing initiative, which represents a new source of value. Our core licensing business puts us in excellent position to return value to shareholders, through our increased quarterly dividend and stock repurchase program, as well as to continue to invest in innovation to drive new value going forward.”

Notable Operating Highlights in Second Quarter 2014 Included:

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The company entered into a royalty-bearing patent license agreement with Samsung Electronics Co., Ltd. covering the sale by Samsung of 3G, 4G and certain future generation wireless products. The multi-year agreement also resolved all pending litigation between the companies.

•	The company entered into two additional patent license agreements, both of which cover infrastructure equipment products and one of which also covers terminal units.

•
On June 12, 2014, the company announced the doubling of its quarterly cash dividend and the authorization of a new $300 million stock buyback program. The new $300 million program replaced the company’s previous $200 million repurchase authorization.

Additional Financial Highlights For Second Quarter 2014

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The increase in second quarter 2014 operating expenses compared to the similar period in 2013 was also driven by a $2.6 million increase to consulting services as a result of new research and development projects initiated within the last year, a $1.7 million increase in depreciation and amortization driven by recent patent acquisitions and a $1.0 million increase in personnel-related costs primarily related to increased hiring activity over the last twelve months.

•	Companies that accounted for ten percent or more of second quarter 2014 total revenue were Samsung Electronics Co., Ltd. (53 percent) and Telefonaktiebolaget LM Ericsson (11 percent).

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The company's second quarter effective tax rate was approximately 37.4 percent as compared to 44.8 percent during second quarter 2013, based on the statutory federal tax rate net of discrete federal and state taxes. The decrease in the effective tax rate resulted from the impact of lower forecasted state tax expense resulting, in part, from the company's income mix between patent licensing royalties and technology solutions revenue.

Conference Call Information
InterDigital will host a conference call on Thursday, August 7, 2014 at 10:00 a.m. Eastern Time to discuss its 2014 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 344-6698 within the United States or (785) 830-7979 from outside the United States. Please call by 9:50 a.m. ET on August 7 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET August 7 through 1:00 p.m. ET August 12. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 2023991.

About InterDigital®
InterDigital develops wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, the company's belief that its core licensing business retains significant opportunity for growth and puts the company in excellent position to return value to shareholders, as well as to continue to invest in innovation to drive new value going forward. Words such as "believe," “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital’s roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company’s business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Per-unit royalty revenue	$33,916	$26,052	$70,404	$55,366
Fixed fee amortized royalty revenue	38,250	16,916	55,186	33,826
Current patent royalties	72,166	42,968	125,590	89,192
Past patent royalties	119,922	24,242	120,772	24,929
Total patent licensing royalties	192,088	67,210	246,362	114,121
Current technology solutions revenue	2,146	482	4,916	934
Past technology solutions revenue	—	—	800	—
	$194,234	$67,692	$252,078	$115,055

OPERATING EXPENSES:
Patent administration and licensing	30,869	33,164	64,167	70,039
Development	22,908	13,477	38,343	29,623
Selling, general and administrative	12,085	8,359	21,237	16,201
Repositioning	—	—	—	1,544
	65,862	55,000	123,747	117,407

Income (loss) from operations	128,372	12,692	128,331	(2,352)

OTHER (EXPENSE) INCOME (NET)	(3,602)	2,899	(7,566)	(6,581)
Income (loss) before income taxes	124,770	15,591	120,765	(8,933)
INCOME TAX (PROVISION) BENEFIT	(46,658)	(6,985)	(45,208)	4,636
NET INCOME (LOSS)	$78,112	$8,606	$75,557	$(4,297)
Net Income (loss) attributable to noncontrolling interest	(789)	(632)	(1,483)	(1,266)
NET INCOME (LOSS) ATTRIBUTABLE TO INTERDIGITAL, INC.	$78,901	$9,238	$77,040	$(3,031)
NET INCOME (LOSS) PER COMMON SHARE — BASIC	$1.95	$0.22	$1.90	$(0.07)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	40,443	41,161	40,444	41,150
NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$1.93	$0.22	$1.90	$(0.07)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	40,822	41,456	40,643	41,150
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.10	$0.30	$0.20

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Income (loss) before income taxes	$124,770	$15,591	$120,765	$(8,933)
Taxes paid	(12,424)	(1,271)	(22,823)	(3,084)
Non-cash expenses	19,213	12,937	33,178	35,462
Increase in deferred revenue	242,361	154,784	256,859	166,353
Deferred revenue recognized	(47,701)	(27,051)	(74,336)	(52,523)
(Decrease) increase in operating working capital, deferred charges and other	(293,079)	(11,478)	(283,362)	82,475
Capital spending and capitalized patent costs	(9,475)	(10,563)	(18,578)	(15,915)
FREE CASH FLOW	23,665	132,949	11,703	203,835

Tax benefit from share-based compensation	66	543	1,196	683
Acquisition of patents	(25,275)	(513)	(25,275)	(13,013)
Long-term investments	—	—	—	(445)
Proceeds from noncontrolling interests	1,275	5,101	2,550	5,101
Dividends paid	(4,045)	(4,115)	(8,088)	(4,115)
Share repurchases	(8,454)	—	(8,454)	—
Net proceeds from exercise of stock options	10	432	353	641
Unrealized (loss) gain on short-term investments	1,067	(413)	466	(174)
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(11,691)	$133,984	$(25,549)	$192,513

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	JUNE 30, 2014	DECEMBER 31, 2013
ASSETS
Cash & short-term investments	$672,902	$698,451
Accounts receivable (net)	346,335	92,830
Current deferred tax assets	54,677	26,197
Other current assets	43,177	40,036
Property & equipment and patents (net)	281,026	215,906
Other long-term assets (net)	25,212	39,763
TOTAL ASSETS	$1,423,329	$1,113,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$117,957	$66,262
Current deferred revenue	127,466	60,176
Long-term deferred revenue	363,347	243,864
Long-term debt & other long-term liabilities	214,235	209,061
TOTAL LIABILITIES	823,005	579,363
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	594,087	528,650
Noncontrolling interest	6,237	5,170
TOTAL EQUITY	600,324	533,820
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,423,329	$1,113,183

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$33,140	$143,512	$30,281	$219,750
Purchases of property, equipment, & technology licenses	(246)	(751)	(1,466)	(1,180)
Capitalized patent costs	(9,229)	(9,812)	(17,112)	(14,735)
Free cash flow	$23,665	$132,949	$11,703	$203,835

CONTACT:	InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814